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                                                                    EXHIBIT 23.3



                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the incorporation of our report dated March 8, 1999, except for Note 20 as to which the date is March 18, 1999, on our audits of the consolidated financial statements and financial statement schedules of RCN Corporation and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is incorporated by reference in the 1999 Annual Report on Form 10-K of Level 3 Communications, Inc., into Level 3 Communications, Inc.'s previously filed Registration Statements on Forms S-3 (File Nos. 333-91899, 333-68887 and 333-71713) and on Forms S-8 (File Nos. 333-79533, 333-42465, 333-68447, 333-58691 and 333-52697).




                                 /s/ PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
February 14, 2000